Exhibit 99.1

Jerash Holdings Reports Fiscal 2025 Third Quarter Financial Results

FAIRFIELD, N.J., February 11, 2025 – Jerash Holdings (US), Inc. (“Jerash” or the “Company”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2025 third quarter, ended December 31, 2024.

“While revenue increased by nearly 30 percent for the fiscal third quarter, results were lower than originally anticipated,” Sam Choi, Jerash’s chairman and chief executive officer, said. “Sales were impacted by congestion at Israel’s Haifa port due to further geopolitical turmoil in the region, which, in turn, caused delays in shipments. We estimated approximately $3.8 million of finished apparel delivered at the port but not shipped until early in the fiscal fourth quarter, along with incurring more than $100,000 of port storage fees. Furthermore, we held back another $2 million of finished products in our warehouse for the same reason. We are pleased to report that the port logistics have markedly improved since late January, and ocean containers are being shipped in a more timely manner.

“On the business front, we are continuing to receive inquiries from new and existing customers that are looking to add manufacturing partners in tariff-free countries such as Jordan. Jerash’s long history and reputation for quality and performance place us in an excellent position to capture greater opportunities in the years ahead.

“To support expected growth, we recently started expanding two existing manufacturing facilities, which will increase capacity by 15 percent; the project is expected to be completed by June 2025. Separately, we are actively working with the Jordanian government to expand our existing facility in Al-Hasa, which by the end of this calendar year, could add an additional five to ten percent of production capacity. We also are assessing longer-term, larger-scale expansion plans. At the present, our factories are fully booked through August of this year.” Choi added.

Outlook

▪	Revenue for the fiscal 2025 fourth quarter is expected to increase by 50-53 percent, from $21.6 million in the same quarter last year.

▪	Revenue for the fiscal 2026 first quarter is expected to be in line with the fiscal 2025 first quarter of $40.9 million. Fiscal 2025 first quarter revenue was record high and included approximately $3-4 million of delayed shipments from the fiscal 2024 fourth quarter.

▪	Gross margin goal for fiscal 2025 fourth quarter is expected to be approximately 15-16 percent, subject to logistics, shipping charges and product mix.

Fiscal 2025 Third Quarter Results

Revenue for the fiscal 2025 third quarter increased 28.6 percent to $35.4 million, from $27.5 million in the same quarter last year, reflecting an increase in shipments to Jerash’s major U.S. customers.

Gross profit for the fiscal 2025 third quarter increased 20.6 percent to $5.4 million, from $4.5 million in the same quarter last year. Gross margin was 15.2 percent in the fiscal 2025 third quarter, compared with 16.2 percent in the same quarter last year. The decrease was primarily driven by higher logistic costs arising from the geopolitical turmoil in the Middle East region.

Operating expenses totaled $4.7 million in the fiscal 2025 third quarter, compared with $4.1 million in the same quarter last year. The increase was primarily due to the increase in export logistic costs, as well as higher stock-based compensation expenses.

Operating income increased 88.3 percent to $708,000 in the fiscal 2025 third quarter, from $376,000 in the same quarter last year.

Total other expenses were $252,000 in the fiscal 2025 third quarter, compared with $105,000 in the same quarter last year. The increase was primarily due to higher interest expenses from supply chain financing programs provided by the two major customers.

Income tax expenses for the fiscal 2025 third quarter were approximately $450,000, compared with $39,000 for the same period in fiscal 2024. The increase was mainly due to a prior-year tax provision adjustment of approximately $274,000. The effective tax rate was 98.6 percent for the fiscal 2025 third quarter, compared with 14.2 percent for the same period in fiscal 2024.

Net income was $6,000 in the fiscal 2025 third quarter, or zero per diluted share, versus $232,000, or $0.02 per diluted share, in the same quarter last year.

Comprehensive loss attributable to the Company’s common stockholders totaled $147,000 in the fiscal 2025 third quarter, compared with comprehensive income of $320,000 in the same period last year.

Nine-Month Fiscal Year 2025 Results

Revenue for the first nine months of fiscal year 2025 rose to $116.6 million, from $95.6 million in the same period last year, an increase of almost 22 percent.

Gross profit was $17.1 million for the first nine months of fiscal year 2025, compared with $15.4 million for the same period last year. Gross margin for the first nine months of fiscal year 2025 was 14.7 percent, compared with 16.1 percent last year. This was negatively impacted by the higher logistic costs during the supply chain disruption in the first quarter of this fiscal year.

Operating expenses for the first nine months of fiscal year 2025 were $16.1 million, compared with $13.0 million last year. Operating income was $1.0 million for the first nine months of fiscal year 2025, compared with $2.4 million for the same period last year.

Net loss for the first nine months of fiscal 2025 was $696,000, or $0.06 per share, compared with net income of $1.1 million, or $0.09 per share, for the same period last year.

Comprehensive loss attributable to Jerash’s common stockholders for the first nine months of fiscal 2025 was $820,000, compared with comprehensive income of $1.0 million for the same period last year.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $14.8 million, and net working capital was $34.8 million as of December 31, 2024.

On February 5, 2025, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on or about February 25, 2025 to stockholders of record as of February 18, 2025.

Conference Call

Jerash will host an investor conference call to discuss its fiscal year 2025 third quarter results today, February 11, 2025, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	383333

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023

Revenue, net	$35,384,737	$27,520,121	$116,560,580	$95,612,886
Cost of goods sold	30,001,947	23,057,845	99,480,036	80,211,039
Gross Profit	5,382,790	4,462,276	17,080,544	15,401,847

Selling, general and administrative expenses	4,200,975	3,843,029	14,650,105	12,318,535
Stock-based compensation expenses	474,088	243,448	1,417,111	727,698
Total Operating Expenses	4,675,063	4,086,477	16,067,216	13,046,233

Income from Operations	707,727	375,799	1,013,328	2,355,614

Other Expenses:
Interest expenses	(364,939)	(234,971)	(1,348,291)	(983,156)
Other income, net	113,240	129,877	306,441	412,627
Total other expenses, net	(251,699)	(105,094)	(1,041,850)	(570,529)

Net income (loss) before provision for income taxes	456,028	270,705	(28,522)	1,785,085

Income tax expenses	449,714	38,535	667,312	688,856

Net income (loss)	6,314	232,170	(695,834)	1,096,229

Net gain (loss) attributable to noncontrolling interest	(12,120)	(11,457)	100	(13,373)
Net (loss) income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(5,806)	$220,713	$(695,734)	$1,082,856

Net income (loss)	$6,314	$232,170	$(695,834)	$1,096,229
Other Comprehensive Income (Loss):
Foreign currency translation (loss) income	(140,969)	99,171	(124,473)	(55,329)
Total Comprehensive (Loss) Income	(134,655)	331,341	(820,307)	1,040,900
Comprehensive (gain) loss attributable to noncontrolling interest	(12,120)	(11,457)	100	(13,373)
Comprehensive (Loss) Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(146,775)	$319,884	$(820,207)	$1,027,527

Earnings/(Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.00)	$0.02	$(0.06)	$0.09

Weighted Average Number of Shares
Basic	12,294,840	12,294,840	12,294,840	12,294,840
Diluted	12,294,840	12,294,840	12,294,840	12,294,840

Dividend per share	$0.05	$0.05	$0.15	$0.15

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$13,219,109	$12,428,369
Accounts receivable, net	7,237,959	5,417,513
Inventories	19,118,133	27,241,573
Prepaid expenses and other current assets	3,676,154	2,746,068
Advance to suppliers, net	7,862,708	3,086,137
Total Current Assets	51,114,063	50,919,660

Restricted cash - non-current	1,563,809	1,608,498
Long-term deposits	1,109,073	802,306
Deferred tax assets, net	158,329	158,329
Property, plant, and equipment, net	24,394,170	24,998,096
Goodwill	499,282	499,282
Operating lease right of use assets	997,989	1,259,395
Total Assets	$79,836,715	$80,245,566

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$4,967,944	$-
Accounts payable	3,888,084	6,340,237
Accrued expenses	3,840,591	4,175,843
Income tax payable - current	1,128,634	1,647,199
Uncertain tax provision	273,582	-
Other payables	1,825,970	2,234,870
Deferred revenue	58,642	10,200
Operating lease liabilities - current	325,615	370,802
Total Current Liabilities	16,309,062	14,779,151

Operating lease liabilities - non-current	344,412	618,302
Income tax payable - non-current	-	417,450
Total Liabilities	16,653,474	15,814,903

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued, and 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	25,334,205	23,917,094
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	39,164,278	41,704,238
Accumulated other comprehensive loss	(616,792)	(492,319)
Total Jerash Holdings (US), Inc.’ Stockholders’ Equity	63,139,000	64,386,322

Noncontrolling interest	44,241	44,341
Total Equity	63,183,241	64,430,663

Total Liabilities and Equity	$79,836,715	$80,245,566

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(695,834)	$1,096,229
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	1,968,992	1,881,853
Stock-based compensation expenses	1,417,111	727,698
Credit loss recovery	(17,054)	(187,762)
Amortization of operating lease right-of-use assets	447,646	601,727
Uncertain tax provision	(273,582)	-

Changes in operating assets:
Accounts receivable	(1,803,392)	(6,044,375)
Bills receivable	-	(64,614)
Inventories	8,123,439	16,719,185
Prepaid expenses and other current assets	(930,084)	350,324
Advance to suppliers	(4,776,571)	(1,111,017)
Changes in operating liabilities:
Accounts payable	(2,452,154)	(3,380,984)
Accrued expenses	(335,251)	(32,390)
Other payables	(408,900)	142,393
Deferred revenue	48,442	(927,488)
Operating lease liabilities	(505,317)	(460,508)
Income tax payable	(388,766)	(1,443,317)
Net cash (used in) provided by operating activities	(581,275)	7,866,954

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(491,676)	(824,305)
Payments for construction of properties	(585,715)	(3,158,501)
Payment for long-term deposits	(594,442)	(281,153)
Net cash used in investing activities	(1,671,833)	(4,263,959)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,844,226)	(1,844,226)
Investment of noncontrolling interest	-	31,365
Repayment from short-term loan	(9,288,656)	(4,937,633)
Proceeds from short-term loan	14,256,600	4,937,633
Net cash provided by (used in) financing activities	3,123,718	(1,812,861)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(124,559)	24,677

NET INCREASE IN CASH AND RESTRICTED CASH	746,051	1,814,811

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	14,036,867	19,411,603

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$14,782,918	$21,226,414

CASH AND RESTRICTED CASH, END OF THE PERIOD	$14,782,918	$21,226,414
LESS: NON-CURRENT RESTRICTED CASH	1,563,809	1,608,784
CASH, END OF THE PERIOD	$13,219,109	$19,617,630

Supplemental disclosure information:
Cash paid for interest	$1,348,291	$983,156
Income tax paid	$1,329,150	$2,163,732

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$289,451	$355,160
Operating lease right of use assets obtained in exchange for operating lease obligations	$186,726	$177,068